UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2016

LIFEAPPS BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54867	80-0671280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Polo Plaza, 3790 Via De La Valle
Suite 116E
Del Mar, CA 92014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858)-577-0500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On May 21, 2016, LifeApps® Brands Inc., a Delaware corporation (the “Company”), and FemCap Inc. (“FemCap”) entered into an agreement (the “Agreement”) providing for the exclusive right for a 90-day period for the Company to purchase FemCap, subject to the satisfaction of certain terms and conditions set forth in the Agreement.

Under the Agreement, the Company has a 90-day exclusive right to purchase FemCap’s operating assets used to market and sell FemCap™ and FemmyCycle® feminine hygiene products. Such operating assets include molds, equipment, contract rights, customer lists, leases, accounting records and intellectual property. Terms of the agreement include the following being delivered to the seller:

a.	$2.0 million upfront on the closing date for the transaction;
b.	One million shares of restricted common stock of the Company, with one-third vesting on each one-year anniversary of the closing date based on the founder’s continued employment by the Company;
c.	A 5% royalty on gross sales revenue from the sales of FemCap™ and FemmyCycle® products for a period of five years from the closing date; and
d.	A three-year employment agreement with the founder of FemCap Inc. for part-time employment to assist with the transition of knowledge and continuing development of the business and other products.

Conditions to closing include negotiation of definitive agreements to the satisfaction of both parties, and the Company raising a minimum of $3.5 million in capital to provide for the upfront payment, with sufficient funds remaining for development of additional products.

Item 8.01.	Other Events.

On May 26, 2016, the Company issued a press release announcing the entry into an agreement with FemCap Inc. described in Item 1.01 in this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 26, 2016, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEAPPS BRANDS INC.

Dated: May 26, 2016	/s/ Robert Gayman
Robert Gayman
President